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Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH, INC. ANNOUNCES FORMATION OF
BLYTH HOMESCENTS INTERNATIONAL,
SERVING WORLDWIDE WHOLESALE HOME FRAGRANCE CUSTOMERS
Key North American Management Roles Filled

        GREENWICH, CT, USA, December 19, 2002: Blyth, Inc. (NYSE:BTH), a leader in the home fragrance and giftware industries, today announced the formation of Blyth HomeScents International as its global wholesale home fragrance group serving North American and European customers. The new group encompasses Blyth's recently-integrated North American business unit, which includes the wholesale division of Candle Corporation of America and all of Endar Corp, as well as the Company's European wholesale entities, The Colony Group and The Gies Group. Blyth HomeScents International provides candles and home fragrance products and related accessories to more than 20,000 retailers around the world through wholesale channels of distribution.

        Bruce G. Crain, President, Wholesale Home Fragrance Group, which includes Blyth HomeScents International, commented, "Over the past nine months we have taken several important steps toward becoming a truly global organization, beginning with our management and organizational structure and extending to brands and supply chain management. Now the time is right to reflect those changes to our wholesale customers, employees and suppliers with a new company name. While our European and North American management teams will continue to serve their customers locally with focused consumer brands, we believe that being recognized as a unified group will further our efforts to build a global team and better serve our increasingly multinational customer base."

        Richard T. Browning, President, Blyth HomeScents International, also announced the addition of several members to the management team of Blyth HomeScents International—North America. Gary D. Winder joins as Vice President, Sales following three years as Executive Vice President, The Chocolate House, Inc., a privately-held confectionary company selling products throughout North America. Prior to that he served as Vice President International and Western Sales for Russell Stover Candies/Whitman's Candies for five years. Mr. Winder spent the first 21 years of his career at Johnson & Johnson. He assumes responsibility for all North American premium and mass accounts with the exception of Wal-Mart, which is overseen by Steve Scheele, Vice President. John Lanman joins Blyth HomeScents International—North America as Vice President, Marketing following five years as Vice President, Marketing of The Thermos Company, a marketer of consumer food and beverage storage containers. Prior to that he was a Senior Marketing Manager for G Heilman Brewing Company, Inc. Michele L. Redmon joins as Vice President, Marketing Services following four years as Vice President, Retail Marketing at The Lamaur Corporation, a manufacturer and marketer of hair care brands. Ms. Redmon has also held marketing positions at Alberto-Culver, USA, Inc. and at Colgate-Palmolive Company.

        In addition to new sales and marketing management, the Company also announced the appointment of Arthur Slouka to Vice President of Operations, responsible for all North American manufacturing, distribution and customer service for Blyth HomeScents International—North America. Mr. Slouka joins the company following his work as Vice President of Operations at Tension Envelope. He has also held senior-level operations management positions at Gibson Greetings, Inc., Eastman Kodak Company and Schering-Plough. Gary Collins, formerly Vice President, Operations, Endar Corp., assumes additional responsibilities as Vice President, Supply Chain for Blyth HomeScents International—North America, overseeing the distribution and customer service aspects of North American operations.

        Mr. Browning said of the management appointments, "These new executives join Steve Kosmalski, who was appointed President & General Manager of our North American operations in June of this year, to complete this management team. In conjunction with their European counterparts, led by Jeff Carr, Managing Director, Blyth HomeScents International—Europe, along with their partners in Blyth Research & Development and Global Sourcing, we believe that this group has a significant opportunity to expand our cornerstone brands in their respective distribution channels within the large and growing home fragrance category worldwide."

        The Sterno Group, which primarily serves the institutional marketplace, will continue to operate as a division of Candle Corporation of America.

        Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate's™ and Carolina® brands, in the mass retail channel under the Florasense®, Ambria® and FilterMate® brands and to the Foodservice industry under the Ambria®, Sterno® and HandyFuel® brand names. In Europe, its products are also sold under the Colonial, Gies, Ambria, Carolina and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Midwest of Cannon Falls® and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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  Exhibit 99.1
BLYTH, INC. ANNOUNCES FORMATION OF BLYTH HOMESCENTS INTERNATIONAL, SERVING WORLDWIDE WHOLESALE HOME FRAGRANCE CUSTOMERS Key North American Management Roles Filled